                        Consent of Independent Auditors



We consent to incorporation by reference in the post-effective amendment no. 1 to the registration statement on Form S-8 of The Pittston Company of our report dated May 11, 2001, relating to the statements of net assets available for benefits of the Savings-Investment Plan of The Pittston Company and its Subsidiaries as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 2000 Annual Report on Form 11-K of the Savings-Investment Plan of The Pittston Company and its Subsidiaries.


/s/ KPMG, LLP

Richmond, Virginia
September 26, 2001